Exhibit 99.1

Janus Contact:	December 31, 2008
Shelley Peterson: 303-316-5625
Scott Grace: 303-394-7709

JANUS FINALIZES DEAL TO PURCHASE ADDITIONAL STAKE IN

PERKINS, WOLF, MCDONNELL AND COMPANY, LLC

Janus Adviser Perkins Large Cap Value Fund launched

DENVER — Janus Capital Group Inc. (NYSE: JNS) today announced the purchase of an additional 50% ownership interest in value manager, Perkins, Wolf, McDonnell and Company, LLC (PWM). The $90 million deal, which closed today, gives Janus an 80% stake in the Chicago-based firm. In addition, Perkins, Wolf, McDonnell and Company, LLC is changing its name to Perkins Investment Management LLC (Perkins).

“We’re thrilled to be able to strengthen our alliance with a well-respected firm like Perkins,” said Janus CEO Gary Black. “Their expertise and product capabilities will be a positive addition for our shareholders and clients.”

Perkins Mid Cap Value Fund (formerly Janus Mid Cap Value Fund) and Perkins Small Cap Value Fund (closed to new investors and formerly Janus Small Cap Value Fund) both carry five-star overall ratings from Morningstar and are ranked in the top decile of their Lipper peer groups for the one-, three-, five- and ten-year time periods as of November 30, 2008.  (Perkins Mid Cap Value Fund-Investor Shares ranked 6 of 353, 4 of 275, 3 of 206 and 2 of 71 Mid-Cap Value Funds for the one-, three-, five- and ten-year periods, respectively. Perkins Small Cap Value Fund-Investor Shares ranked 4 of 776, 23 of 619, 48 of 481 and 21 of 210 Small-Cap Core Funds for the one-, three-, five- and ten-year periods respectively.)  As of September 30, 2008, Perkins managed almost $11 billion.

“This is a tremendous opportunity for both firms,” said Perkins CEO Bob Perkins. “I believe our proven investment team, coupled with Janus’ distribution capabilities, will be a potent combination.”

Janus today also announced the launch of Janus Adviser Perkins Large Cap Value Fund (S:  JAPSX), a portfolio that seeks capital appreciation by investing primarily in stocks of  large U.S. companies. The fund, which is based on an existing institutional strategy, is managed by Perkins co-portfolio managers Tom Perkins and Kevin Preloger.

Tom Perkins joined Perkins in 1998 as portfolio manager of Janus Mid Cap Value Fund. Prior to that, he was an investment manager at Alliance Capital for 14 years. Perkins also spent 14 years at Kemper Financial Services. He holds a bachelor’s degree from Harvard University.

Kevin Preloger joined Perkins in 2002 as a senior research analyst covering the financial services sector. Prior to that, he worked at ABN AMRO/LaSalle Bank Wealth Management. Preloger holds a bachelor’s degree in economics from Northwestern University.

About Janus Capital Group Inc.

Founded in 1969, Denver-based Janus Capital Group Inc. (Janus) is a recognized leader of growth and risk-managed investment strategies. Our commitment to deliver for investors is rooted in our research-intensive approach and relentless passion to gain a competitive edge.

At the end of September 2008, Janus managed approximately $160.5 billion in assets for more than four million shareholders, clients and institutions around the world.  Outside the U.S., Janus has offices in London, Tokyo and Hong Kong. Janus Capital Group includes Janus Capital Management LLC, INTECH Investment Management LLC (INTECH), and Perkins Investment Management LLC (Perkins).

About Perkins Investment Management LLC

Perkins Investment Management LLC (Perkins) is an asset management firm with a 24-year value investing track record, managing almost $11 billion as of September 30, 2008. With its industry experience, intensive research and careful consideration for risk, Perkins has established a reputation as a respected value-manager. Perkins has been the subadviser to Perkins Small Cap Value Fund since its inception in 1987 and Perkins Mid Cap Value Fund since its inception in 1998. In 2003, Janus Capital Group Inc. purchased a 30% ownership stake in Perkins.

Please consider the charges, risks, expenses and investment objectives carefully before investing. For a prospectus containing this and other information, please call Janus at 1-800-525-3713 or download the file from janus.com. Read it carefully before you invest or send money.

Data presented reflects past performance, which is no guarantee of future results.

There is no assurance that the investment process will consistently lead to successful investing.

Lipper, a wholly-owned subsidiary of Reuters, provides independent insight on global collective investments including mutual funds, retirement funds, hedge funds, fund fees and expenses to the asset management and media communities. Lipper ranks the performance of mutual funds within a classification of funds that have similar investment objectives. Rankings are historical with capital gains and dividends reinvested and do not include the effect of loads.

The Overall Morningstar RatingTM for a fund is derived from a weighted average of the performance figures associated with its three-, five- and ten-year (if applicable) Morningstar RatingTM metrics.

© 2008 Morningstar, Inc.  All Rights Reserved.

Ratings and Rankings are for the share class shown only; other classes may have different performance characterisitics.

The funds have experienced poor or negative short-term performance.

Ratings and Rankings shown do not indicate positive portfolio performance.

The Funds will normally invest at least 80% of its net assets, measured at the time of purchase, in the type of securities described by its name.

Funds distributed by Janus Distributors LLC (12/08)